EXHIBIT 10.12

COPART, INC.

OUTSIDE DIRECTOR COMPENSATION PROGRAM

Copart, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward the Executive Chairman and directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Program (the “Program”) is intended to formalize the Company’s program regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Program will have the meaning given such term in the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Program.

This Program will be effective as of the date it is fully approved by the Board (the “Effective Date”).

1.Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $57,500 for basic Board service. Each Outside Director will receive an additional committee service fee of $10,000 per year, per committee, for service on a Board standing committee (a “Standing Committee”), consisting of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, unless the Outside Director serves as a Standing Committee chair, in which case the Outside Director will receive an annual fee of $20,000 for each Standing Committee for which the Outside Director serves as chair. There are no per‑meeting attendance fees for attending Board or Standing Committee meetings.

Each annual cash retainer and additional committee service fee will be paid quarterly in arrears on a prorated basis.

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Program, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.

In no event will cash compensation payable pursuant to this Program be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of the Fiscal Year in which the compensation is earned, or (ii) March 15 following the calendar year in which the compensation is earned, in compliance with the “short-term deferral” exception to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. The Program is intended to comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
2. Equity Compensation

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Program. All grants of Awards to Outside Directors pursuant to Section 2 of this Program will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions, subject to the Outside Director remaining an Outside Director through the applicable grant date:

a.Initial Awards. Each individual who first becomes an Outside Director following the Effective Date will be granted an award of Stock Options (an “Initial Award”) with a Value of $250,000, provided that the number of Shares covered by the Initial Award shall be rounded down to the nearest whole Share, on the date of the individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. The Initial Award will be granted automatically on such date without the need for additional action by the Board or Compensation Committee. If an individual commences service as an Outside Director on the date an Annual Award (discussed below) would be granted, then the individual will not be granted an Initial Award, but instead will be granted only an Annual Award. If an individual commences service as an Outside Director on any other date, then that individual will not be eligible to receive an Annual Award until the second annual meeting of stockholders where directors are elected to occur after the individual commences services as an Outside Director.

b.Annual Awards. Each Outside Director will be automatically granted an award of Stock Options (an “Annual Award”) with a Value of $250,000 on each annual meeting date.

c.Value. For purposes of this Program, “Value” means with respect to an Award of Stock Options, the Fair Market Value of the Shares subject thereto.

d.No Discretion. No person will have any discretion to select which Outside Directors will be granted Initial Awards or Annual Awards under this Program or to determine the number of Shares to be covered by such Initial Awards or Annual Awards, as applicable (except as provided in Sections 5 and 8 below).

e.Terms. The terms and conditions of each Initial Award and Annual Award will be as follows:

i.Subject to Section 14 of the Plan, and subject to the Outside Director’s continuous service as a Director, each Initial Award will be scheduled to vest at a rate of 1/12 per month over 1 year, such that 100% of the Stock Options will vest on the one-year anniversary of the commencement of the Outside Director’s service as an Outside Director.

ii.Subject to Section 14 of the Plan, and subject to the Outside Director’s continuous service as a Director, each Annual Award will be scheduled to vest at a rate of 1/12 per month over 1 year, such that 100% of the Stock Options will vest on the one-year anniversary of the date of grant.

iii.Each Initial Award and Annual Award will fully vest if the Company experiences a Change in Control; provided that the Outside Director continues to serve as a Director through such date.

3. Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4. Additional Provisions

All provisions of the Plan not inconsistent with this Program will apply to Awards granted to Outside Directors.

5. Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Program, will adjust the number of Shares issuable pursuant to Awards granted under this Program.

6. Limitations

No Outside Director may be issued, in any Fiscal Year, cash payments (including the fees under Section 1 above, but excluding any expense reimbursements) with a value greater than $110,000. No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $250,000. Any Awards or other compensation granted to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of the limitations under this Section 6.

7. Section 409A

In no event will cash compensation or expense reimbursement payments under this Program be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Program that this Program and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8. Revisions

The Board or any Committee designated by the Board may amend, alter, suspend or terminate this Program at any time and for any reason. No amendment, alteration, suspension or termination of this Program will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside

Director and the Company. Termination of this Program will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Program prior to the date of such termination.